Exhibit 99.1

COMPANY NEWS RELEASE

AGCO Corporation
4205 River Green Parkway Duluth, GA USA 30096-2568
www.agcocorp.com

Telephone 770.813.9200

FOR IMMEDIATE RELEASE
January 6, 2006

CONTACT:	Andy Beck Sr. Vice President & CFO 770-813-6083

AGCO APPOINTS ROBERT CRAIN TO POSITION OF
SENIOR VICE PRESIDENT AND GENERAL MANAGER, NORTH AMERICA

DULUTH, GA – January 6th – AGCO Corporation (NYSE:AG), a worldwide manufacturer and distributor of agricultural equipment, announced the appointment of Robert B. Crain as its new Senior Vice President and General Manager, North America. With more than 20 years in the agricultural industry, Mr. Crain will direct the implementation of all business strategies within North America, including sales and marketing, manufacturing, product management, materials, engineering and the dealer organization. He will be supported by other senior vice presidents who have functional responsibilities within the AGCO North America operations umbrella. Under a new North America alignment, Mr. Crain will assume the responsibility for all AGCO brands, including Challenger, within the United States, Canada and Mexico.

Mr. Crain was previously with Case New Holland (CNH) Global N.V. as Vice President for New Holland North America Agricultural Business, where he was responsible for the sales and marketing of all agricultural products and services within the New Holland brand. Prior to this position, Mr. Crain was Vice President for CNH Marketing North America Agricultural Business, where he was responsible for marketing all agricultural products and services within the North American operations for CNH Global. Mr. Crain has held various management positions with New Holland and CNH Global, including a seven-year post as Vice President and General Manager for Worldwide Operations for the Crop Harvesting Division of CNH Global, based in Zedelgem, Belgium. Mr. Crain began his career in the agricultural machinery industry with Ford’s tractor operations in 1981.

Martin Richenhagen, AGCO’s President and Chief Executive Officer commented, “We are pleased to add Bob to our senior management team. Bob’s extensive global business and agricultural industry experience, combined with his successful sales and marketing track record, will bring great value to our North American operations and ensure success for our product brands within AGCO Corporation.”

Mr. Crain’s hiring follows the previously announced retirement of Jim Seaver, Senior Vice President and General Manager, Americas, effective December 31, 2005.

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AGCO Corporation, headquartered in Duluth, Georgia, is a global manufacturer and distributor of agricultural equipment and related replacement parts. AGCO products are distributed in more than 140 countries. AGCO offers a full product line including tractors, combines, hay tools, sprayers, forage, tillage equipment and implements through more than 3,900 independent dealers and distributors around the world. AGCO products are distributed under the various well-known brand names AGCO®, Challenger®, Fendt®, Gleaner®, Hesston®, Massey Ferguson®, New Idea®, RoGator®, Spra-Coupe®, Sunflower®, Terra-Gator®, Valtra®, and White™ Planters. AGCO provides retail financing through AGCO Finance in North America and Australia and through Agricredit in the United Kingdom, France, Germany, Ireland, and Brazil. In 2004, AGCO had net sales of $5.3 billion.

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Please visit our website at www.agcocorp.com.